Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ELLINGTON FINANCIAL INC.

Ellington Financial Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST: The board of directors of the Corporation duly adopted resolutions proposing an amendment to the Certificate of Incorporation of the Corporation declaring such amendment to be advisable and submitting such amendment to the stockholders of the Corporation for consideration thereof.
SECOND: Thereafter, the annual meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares of the Corporation’s capital stock as required by statute and the Certificate of Incorporation of the Corporation were voted in favor of the amendment.

THIRD: This amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: Section 5.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Section 5.1 Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 300,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”)”

Except as otherwise provided above, the Certificate of Incorporation is unchanged and remains in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of this 17th day of May, 2023.

ELLINGTON FINANCIAL INC.

By:_/s/Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer and President